                                DISTRIBUTION AGREEMENT

                                       between

                               PRICE ENTERPRISES, INC.

                                         and

                                   PRICESMART, INC.

                                     dated as of

                                   August 26, 1997

                                  TABLE OF CONTENTS


                                                                            PAGE

ARTICLE I. DEFINITIONS....................................................... 2
         Section 1.01  General..............................................  2
         Section 1.02.  Terms Defined Elsewhere in Agreement................  9

ARTICLE II. TRANSFER OF ASSETS...............................................10
         Section 2.01  Transfer of Assets to PriceSmart..................... 10
         Section 2.02  Transfers Not Effected Prior to the Distribution..... 10
         Section 2.03  Cooperation Re:  Assets.............................. 11
         Section 2.04  No Representations or Warranties; Consents........... 12
         Section 2.05  Conveyancing and Assumption Instruments.............. 13
         Section 2.06.  Cash Allocation; Cash Management.................... 13

ARTICLE III. ASSUMPTION AND SATISFACTION OF LIABILITIES......................15
         Section 3.01.  Assumption and Satisfaction of Liabilities.......... 15

ARTICLE IV. THE DISTRIBUTION.................................................15
         Section 4.01.  Cooperation Prior to the Distribution............... 15
         Section 4.02.  PEI Board Action; Conditions Precedent to
                        the Distribution.................................... 16
         Section 4.03.  The Distribution.................................... 17
         Section 4.04.  Cash in Lieu of Fractional Shares................... 17

ARTICLE V. INDEMNIFICATION...................................................18
         Section 5.01.  Indemnification by PEI.............................. 18
         Section 5.02.  Indemnification by PriceSmart....................... 18
         Section 5.03.  Insurance Proceeds.................................. 19
         Section 5.04.  Procedure for Indemnification....................... 19
         Section 5.05.  Remedies Cumulative................................. 23
         Section 5.06.  Survival of Indemnities............................. 23

ARTICLE VI. CERTAIN ADDITIONAL MATTERS.......................................24
         Section 6.01.  PriceSmart Board.................................... 24
         Section 6.02.  Employee Matters.................................... 24
         Section 6.03.  Certificate and Bylaws.............................. 24

ARTICLE VII. ACCESS TO INFORMATION AND SERVICES..............................25
         Section 7.01.  Provision of Corporate Records...................... 25
         Section 7.02.  Access to Information............................... 25
         Section 7.03.  Production of Witnesses............................. 26
         Section 7.04.  Reimbursement....................................... 26
         Section 7.05.  Retention of Records................................ 26


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                                                                            PAGE

         Section 7.06.  Confidentiality..................................... 27
         Section 7.07.  Privileged Matters.................................. 27

ARTICLE VIII. INSURANCE......................................................30
         Section 8.01.  Policies and Rights Included Within the
                        PriceSmart Assets................................... 30
         Section 8.02.  Post-Distribution Date Claims....................... 31
         Section 8.03.  Administration and Reserves......................... 31
         Section 8.04.  Agreement for Waiver of Conflict and Shared Defense. 32

ARTICLE IX. MISCELLANEOUS....................................................33
         Section 9.01.  Complete Agreement; Construction.................... 33
         Section 9.02.  Expenses............................................ 33
         Section 9.03.  Governing Law....................................... 33
         Section 9.04.  Notices............................................. 33
         Section 9.05.  Amendments.......................................... 34
         Section 9.06.  Successors and Assigns.............................. 34
         Section 9.07.  Termination......................................... 34
         Section 9.08.  Subsidiaries........................................ 34
         Section 9.09.  No Third-Party Beneficiaries........................ 34
         Section 9.10.  Titles and Headings................................. 35
         Section 9.11.  Exhibits and Schedules.............................. 35
         Section 9.12.  Legal Enforceability................................ 35
         Section 9.13.  Arbitration of Disputes............................. 35



                                       EXHIBITS

Exhibit A:         Assignment Agreement
Exhibit B:         Employee Benefits Allocation Agreement
Exhibit C:         PEI Projected Balance Sheet
Exhibit D:         PriceSmart Bylaws
Exhibit E:         PriceSmart Certificate
Exhibit F:         PriceSmart Projected Balance Sheet
Exhibit G:         Tax Sharing Agreement
Exhibit H:         Transitional Services Agreement
Exhibit I:         Asset Management and Disposition Agreement


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

                                DISTRIBUTION AGREEMENT

         This DISTRIBUTION AGREEMENT (this "Agreement") is made as of this 26th day of August, 1997 between Price Enterprises, Inc., a Delaware corporation ("PEI"), and PriceSmart, Inc., a Delaware corporation and wholly-owned subsidiary of PEI ("PriceSmart").

                                       RECITALS

         WHEREAS, PEI, directly and through subsidiaries, (i) acquires, develops and owns certain real estate assets, including shopping centers and power centers leased to major retail tenants (as more specifically defined herein, the "Retained Business"), (ii) holds certain other real estate-related assets (as more specifically defined herein, the "Other Real Estate Assets"),
(iii) holds certain notes issued in connection with loans to municipalities, agencies and other entities (as more specifically defined herein, the "Notes"), and (iv) operates certain merchandising businesses and programs (the "Merchandising Business," and together with the Other Real Estate Assets and the Notes, the "PriceSmart Business");

         WHEREAS, the Board of Directors of PEI has determined that it is in the best interests of PEI and the stockholders of PEI to separate the Retained Business and the PriceSmart Business and, in order to effect such separation, to transfer to PriceSmart the stock of certain PEI subsidiaries principally engaged in the PriceSmart Business and certain other assets relating principally to the PriceSmart Business (the "Asset Transfers"), and thereafter to distribute all of the outstanding shares of common stock, par value $.0001 per share, of PriceSmart to the holders of PEI common stock (the "Distribution"); and

         WHEREAS, in connection with the Distribution, PEI and PriceSmart have determined that it is necessary and desirable to set forth the principal corporate transactions required to effect the Asset Transfers and the Distribution, and to set forth the agreements that will govern certain matters following the Distribution.

         NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the parties hereby agree as follows:

                                      ARTICLE I.

                                     DEFINITIONS

         Section 1.01 GENERAL. As used in this Agreement, the following terms shall have the following meanings:

         ACTION: Any action, claim, suit, arbitration, inquiry, proceeding or investigation by or before any court, any governmental or other regulatory or administrative agency or commission or any arbitration tribunal.

         AFFILIATE: With respect to any specified Person, any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such specified Person. For purposes of this definition, "control," when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" shall have meanings correlative to the foregoing. Notwithstanding the foregoing, (i) the Affiliates of PEI shall not include PriceSmart, the PriceSmart Subsidiaries or any other Person which would be an Affiliate of PEI by reason of PEI's ownership of the capital stock of PriceSmart prior to the Distribution or the fact that any officer or director of PriceSmart or any of the PriceSmart Subsidiaries shall also serve as an officer or director of PEI, and (ii) the Affiliates of PriceSmart shall not include PEI or any other Person which would be an Affiliate of PriceSmart by reason of PEI's ownership of the capital stock of PriceSmart prior to the Distribution or the fact that any officer or director of PriceSmart or any of the PriceSmart Subsidiaries shall also serve as an officer or director of PEI.


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

         AGENT: The distribution agent appointed by PEI to distribute the PriceSmart Common Stock pursuant to the Distribution.

         ASSIGNMENT AGREEMENT: The Assignment Agreement between PEI and PriceSmart, pursuant to which PEI will convey certain intellectual property rights to PriceSmart, which agreement shall be entered into on or prior to the Distribution Date in substantially the form of Exhibit A attached hereto.

         COMMISSION:  The Securities and Exchange Commission.

         CONVEYANCING AND ASSUMPTION INSTRUMENTS: Collectively, the various agreements, instruments and other documents to be entered into to effect the Asset Transfers and the assumption of Liabilities in the manner contemplated by this Agreement and the Related Agreements.

         DISTRIBUTION DATE: The date determined by the PEI Board as the date on which the Distribution shall be effected, which Distribution Date is contemplated by the PEI Board to occur on or about August 29, 1997.

         DISTRIBUTION RECORD DATE: The date established by the PEI Board as the date for taking a record of the Holders of PEI Common Stock entitled to participate in the Distribution, which Distribution Record Date has been established as August 15, 1997, subject to the fulfillment on or before August 29, 1997 of certain conditions to the Distribution as provided in Section 4.02.

         EMPLOYEE BENEFITS ALLOCATION AGREEMENT: The Employee Benefits and Other Employment Matters Allocation Agreement between PEI and PriceSmart, which agreement shall be entered into on or prior to the Distribution Date in substantially the form of Exhibit B attached hereto.

         EXCHANGE ACT:  The Securities Exchange Act of 1934, as amended.

         HOLDERS: The holders of record of PEI Common Stock as of the Distribution Record Date.

         INSURANCE PROCEEDS: Those moneys (i) received by an insured from an insurance carrier or (ii) paid by an insurance carrier on behalf of the insured, in either case net of any applicable premium adjustment, retrospectively-rated premium, deductible, retention, cost or reserve paid or held by or for the benefit of such insured.

         INSURED CLAIMS: Those Liabilities that, individually or in the aggregate, are covered within the terms and conditions of any of the Policies, whether or not subject to deductibles, co-insurance, uncollectability or retrospectively-rated premium adjustments, but only to the extent that such Liabilities are within applicable Policy limits, including aggregates.

         LIABILITIES: Any and all debts, liabilities and obligations, absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, including all costs and expenses relating thereto, and including, without limitation, those debts, liabilities and obligations arising under any law, rule, regulation, Action, threatened Action, order or consent decree of any governmental entity or any award of any arbitrator of any kind, and those arising under any contract, commitment or undertaking.

         NASDAQ:  The National Stock Market's National Market System.

         NOTES:  The notes listed on Schedule 1.01(a).

         OTHER REAL ESTATE ASSETS: The real estate assets listed on Schedule 1.01(b).

         PEI BOARD:  The Board of Directors of PEI.

         PEI BOOKS AND RECORDS: The books and records (including computerized records) of PEI and all books and records owned by PriceSmart which relate to the Retained Business or are necessary to operate the Retained Business, including, without limitation, all such books and records relating to Retained Employees, all files relating to any Action pertaining to the Retained Liabilities, original corporate minute books, stock ledgers and certificates and corporate seals, and all licenses, leases, agreements and filings, relating to PEI or the Retained Business (but not including the

PriceSmart Books and Records, provided that PEI shall have access to, and shall have the right to obtain duplicate copies of, the PriceSmart Books and Records in accordance with the provisions of Article VII).

         PEI COMMON STOCK: The common stock, par value $.0001 per share, of PEI.

         PEI INITIAL CASH BALANCE:  Forty Million Dollars ($40,000,000).

         PEI PROJECTED BALANCE SHEET: The Projected Consolidated Balance Sheet for PEI as of August 29, 1997 attached hereto as Exhibit C.

         PERSON: Any individual, corporation, partnership, association, trust, estate or other entity or organization, including any governmental entity or authority.

         POLICIES: Insurance policies and insurance contracts of any kind relating to the PriceSmart Business or the Retained Business as conducted prior to the Distribution Date, including without limitation primary and excess policies, comprehensive general liability policies, automobile and workers' compensation insurance policies, and self-insurance and captive insurance company arrangements, together with the rights, benefits and privileges thereunder.

         PRICESMART BOARD:  The Board of Directors of PriceSmart.

         PRICESMART BOOKS AND RECORDS: The books and records (including computerized records) of PriceSmart and the PriceSmart Subsidiaries and all books and records owned by PEI which relate to the PriceSmart Business or are necessary to operate the PriceSmart Business, including, without limitation, all such books and records relating to PriceSmart Employees, all files relating to any Action being assumed by PriceSmart as part of the PriceSmart Liabilities, original corporate minute books, stock ledgers and certificates and corporate seals, and all licenses, leases, agreements and filings, relating to PriceSmart, the PriceSmart Subsidiaries or the PriceSmart Business (but not including the PEI Books and Records, provided that PriceSmart shall have access to, and have the right to obtain duplicate copies of, the PEI Books and Records in accordance with the provisions of Article VII).

         PRICESMART BYLAWS: The Bylaws of PriceSmart, substantially in the form of Exhibit D, to be in effect at the Distribution Date.

         PRICESMART CERTIFICATE: The Restated Certificate of Incorporation of PriceSmart, substantially in the form of Exhibit E, to be in effect at the Distribution Date.

         PRICESMART COMMON STOCK: The common stock, par value $.0001 per share, of PriceSmart.

         PRICESMART EMPLOYEES: All of the PEI employees at the time of the Distribution, other than the Retained Employees.

         PRICESMART GROUP: PriceSmart and the PriceSmart Subsidiaries, collectively.

         PRICESMART LIABILITIES: (i) All of the Liabilities of the PriceSmart Group under, or to be retained or assumed by PriceSmart or any of the PriceSmart Subsidiaries pursuant to, this Agreement or any of the Related Agreements, including those set forth on Schedule 1.01(f), (ii) all Liabilities arising out of or in connection with any lawsuits relating to the Distribution (other than those Liabilities relating to employee claims which shall be allocated pursuant to the Employee Benefits Allocation Agreement), (iii) all Liabilities for payment of outstanding drafts of PEI attributable to the PriceSmart Business existing as of the Distribution Date, (iv) all Liabilities arising out of or in connection with any of the PriceSmart Assets or the PriceSmart Business, determined on a basis consistent with the determination of the Liabilities of PriceSmart included on the PriceSmart Projected Balance Sheet, and (v) all other Liabilities of PEI not constituting Retained Liabilities.

         PRICESMART POLICIES: All Policies, current or past, which are owned or maintained by or on behalf of PEI or any of its Affiliates or predecessors, which relate to the PriceSmart Business


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but do not relate to the Retained Business, and which Policies are either maintained by the PriceSmart Group or assignable to the PriceSmart Group.

         PRICESMART PROJECTED BALANCE SHEET:  The Projected Consolidated
Balance Sheet for PriceSmart as of August 29, 1997 attached hereto as Exhibit F.

         PRICESMART SUBSIDIARIES: The Transferred Subsidiaries and all Subsidiaries of PriceSmart or the Transferred Subsidiaries at the time of the Distribution.

         PRIVILEGES: All privileges that may be asserted under applicable law, including, without limitation, privileges arising under or relating to the attorney-client relationship (including but not limited to the attorney-client and work product privileges), the accountant-client privilege, and privileges relating to internal evaluative processes.

         PRIVILEGED INFORMATION: All Information as to which PEI, PriceSmart or any of their Subsidiaries are entitled to assert the protection of a Privilege.

         RELATED AGREEMENTS: All of the agreements, instruments, understandings, assignments or other arrangements which are entered into in connection with the transactions contemplated hereby and which are set forth in a writing, including, without limitation (i) the Conveyancing and Assumption Instruments, (ii) the Employee Benefits Allocation Agreement, (iii) the Tax Sharing Agreement, (iv) the Assignment Agreement, and (v) the Transitional Services Agreements.

         RETAINED ASSETS: The assets of PEI other than the PriceSmart Assets, including without limitation (i) assets relating to the Retained Business, determined on a basis consistent with the determination of assets included on the PEI Projected Balance Sheet, (ii) all of the assets expressly allocated to PEI under this Agreement or the Related Agreements, including those set forth on
Schedule 1.01(c), and (iii) any other assets of PEI and its Affiliates relating to the Retained Business.

         RETAINED BUSINESS: The businesses conducted by PEI pursuant to or utilizing the Retained Assets, including without limitation the acquisition, development and ownership of real estate assets, including shopping centers and power centers leased to major retail tenants.

         RETAINED EMPLOYEES:  The employees listed on Schedule 1.01(d).

         RETAINED LIABILITIES: (i) All of the Liabilities arising out of or in connection with the Retained Assets or the Retained Business, determined on a basis consistent with the determination of the Liabilities of PEI included on the PEI Projected Balance Sheet, (ii) all of the Liabilities of PEI under, or to be retained or assumed by PEI pursuant to, this Agreement or any of the Related Agreements, including those set forth on Schedule 1.01(e), and (iii) all Liabilities for the payment of outstanding drafts of PEI attributable to the Retained Business existing as of the Distribution Date.

         RETAINED POLICIES: All Policies, current or past, which are owned or maintained by or on behalf of PEI (or any of its predecessors) which relate to the Retained Business but do not relate to the PriceSmart Business.

         SHARED POLICIES: All Policies, current or past, which are owned or maintained by or on behalf of PEI or its predecessors which relate to both the Retained Business and the PriceSmart Business, and all other Policies not constituting PriceSmart Policies or Retained Policies.

         SUBSIDIARY: With respect to any Person, (a) any corporation of which at least a majority in interest of the outstanding voting stock (having by the terms thereof voting power under ordinary circumstances to elect a majority of the directors of such corporation, irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned or controlled by such Person, by one or more Subsidiaries of such Person, or by such Person and one or more of its Subsidiaries, or (b) any non-corporate entity in which such Person, one or more Subsidiaries of such Person, or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has at least majority ownership interest.

         TAX SHARING AGREEMENT: The Tax Sharing Agreement between PriceSmart and PEI, which agreement shall be entered into on or prior to the Distribution Date in substantially the form of Exhibit G attached hereto.

         TRANSFERRED SUBSIDIARIES: The Subsidiaries identified on Schedule 1.01(g).

         TRANSFERRED SUBSIDIARY STOCK: All of the issued and outstanding capital stock of the Transferred Subsidiaries.

         TRANSITIONAL SERVICES AGREEMENTS: The agreements to be entered into between PEI and PriceSmart on or prior to the Distribution Date, providing for furnishing of certain services by PriceSmart after the Distribution Date, in substantially the forms of the following: the Transitional Services Agreement attached hereto as Exhibit H and the Asset Management and Disposition Agreement attached hereto as Exhibit I.

         Section 1.02.  TERMS DEFINED ELSEWHERE IN AGREEMENT.

         Each of the following terms is defined in the Section set forth opposite such term:

         Term                          Section
         ----                          -------

         Asset Transfers               Recitals
         Consents                      4.01(c)
         Distribution                  Recitals
         Indemnifiable Loss            5.02
         Indemnifying Party            5.03
         Indemnitee                    5.03
         Information                   7.02
         Merchandising Business        Recitals
         PEI                           Recitals
         PEI Cash                      2.06(a)
         PEI Indemnitees               5.02
         Pending Action                5.04(h)
         PriceSmart                    Recitals
         PriceSmart Assets             2.01
         PriceSmart Business           Recitals


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

         PriceSmart Indemnitees        5.01
         Third-Party Claim             5.04(a)


                                     ARTICLE II.

                                  TRANSFER OF ASSETS

         Section 2.01 TRANSFER OF ASSETS TO PRICESMART. Prior to the Distribution Date, PEI shall take or cause to be taken all actions necessary to cause the transfer, assignment, delivery and conveyance to PriceSmart of all of PEI's right, title and interest in the PriceSmart Assets. The "PriceSmart Assets" shall consist of the following assets:

         (a)  the Transferred Subsidiary Stock;

         (b)  the Other Real Estate Assets;

         (c)  the Notes;

         (d)  the PEI Cash, other than the PEI Initial Cash Balance;

         (e) the trademarks, servicemarks, goodwill and other intangible properties and rights to be conveyed to PriceSmart pursuant to the Assignment Agreement;

         (f)  the PriceSmart Books and Records;

         (g) all of the other assets to be assigned to PriceSmart under this Agreement or the Related Agreements; and

         (h) all other assets relating to the PriceSmart Business, determined on a basis consistent with the determination of the assets included on the PriceSmart Projected Balance Sheet.

         Section 2.02 TRANSFERS NOT EFFECTED PRIOR TO THE DISTRIBUTION. To the extent that any transfers contemplated by this Article II shall not have been fully effected on the Distribution Date, the parties shall cooperate to effect such transfers as promptly as shall be practicable following the Distribution Date. Nothing herein shall be deemed to require the transfer of any assets or the assumption of any Liabilities which by their terms or operation of law cannot be transferred or assumed; PROVIDED, HOWEVER, that PEI and PriceSmart and their respective Subsidiaries and Affiliates shall cooperate in seeking to obtain any necessary consents or approvals for the transfer of all assets and Liabilities contemplated to be transferred pursuant to this Article II. In the event that any such transfer of assets or Liabilities has not been consummated effective as of the Distribution Date, the party retaining such asset or Liability shall thereafter hold such asset in trust for the use and benefit of the party entitled thereto (at the expense of the party entitled thereto) and retain such Liability for the account of the party by whom such Liability is to be assumed pursuant hereto, and take such other actions as may be reasonably required in order to place the parties, insofar as reasonably possible, in the same position as would have existed had such asset been transferred or such Liability been assumed as contemplated hereby. As and when any such asset or Liability becomes transferable, such transfer and assumption shall be effected forthwith. The parties agree that, except as set forth in this Section 2.02, as of the Distribution Date, each party hereto shall be deemed to have acquired complete and sole beneficial ownership over all of the assets, together with all rights, powers and privileges incidental thereto, and shall be deemed to have assumed in accordance with the terms of this Agreement all of the Liabilities, and all duties, obligations and responsibilities incidental thereto, which such party is entitled to acquire or required to assume pursuant to the terms of this Agreement.

         Section 2.03 COOPERATION RE: ASSETS. In the case that at any time after the Distribution Date, PriceSmart reasonably determines that any of the Retained Assets are essential for the conduct of the PriceSmart Business, or PEI reasonably determines that any of the PriceSmart Assets are essential for the conduct of the Retained Business, and the nature of such assets makes it impracticable for PriceSmart or PEI, as the case may be, to obtain substitute assets or to make alternative arrangements on commercially reasonable terms to conduct their respective businesses, and reasonable provisions for the use thereof are not already included in the Related Agreements, then PriceSmart (with respect to the PriceSmart Assets) and PEI (with respect to the Retained Assets) shall cooperate to make such assets available to the other party on commercially reasonable terms, as may be reasonably required for such party to maintain normal business operations (provided that such assets shall be required to be made available only until such time as the other party may reasonably obtain substitute assets or make alternative arrangements on commercially reasonable terms to permit it to maintain normal business operations).

         Section 2.04 NO REPRESENTATIONS OR WARRANTIES; CONSENTS. Each of the parties hereto understands and agrees that no party hereto is, in this Agreement or in any other agreement or document contemplated by this Agreement or otherwise, representing or warranting in any way (i) as to the value or freedom from encumbrance of, or any other matter concerning, any assets of such party or
(ii) as to the legal sufficiency to convey title to any asset transferred pursuant to this Agreement or any Related Agreement, including, without limitation, any Conveyancing and Assumption Instruments. It is also agreed and understood that there are no warranties, express or implied, as to the merchantability or fitness of any of the assets either transferred to or retained by the parties, as the case may be, and all such assets shall be "as is, where is" and "with all faults" (provided, however, that the absence of warranties shall have no effect upon the allocation of liabilities under this Agreement). Similarly, each party hereto understands and agrees that no party hereto is, in this Agreement or in any other agreement or document contemplated by this Agreement or otherwise, representing or warranting in any way that the obtaining of any consents or approvals, the execution and delivery of any amendatory agreements and the making of any filings or applications contemplated by this Agreement will satisfy the provisions of any or all applicable laws or judgments or other instruments or agreements relating to such assets. Notwithstanding the foregoing, the parties shall use their good faith efforts to obtain all consents and approvals, to enter into all reasonable amendatory agreements and to make all filings and applications which may be reasonably required for the consummation of the transactions contemplated by this Agreement, and shall take all such further reasonable actions as shall be reasonably necessary to preserve for each of the PriceSmart Group and PEI, to the greatest extent feasible, the economic and operational benefits of the allocation of assets and liabilities provided for in this Agreement. In case at any time after the Distribution Date any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary or desirable action.

         Section 2.05 CONVEYANCING AND ASSUMPTION INSTRUMENTS. In connection with the Asset Transfers and the assumptions of Liabilities contemplated by this Agreement, the parties shall execute or cause to be executed by the appropriate entities the Conveyancing and Assumption Instruments in such forms as the parties shall reasonably agree, including the transfer of real property with deeds as may be appropriate, and the assignment of trademarks and other intellectual property rights. The transfer of capital stock shall be effected by means of delivery of stock certificates and executed stock powers and notation on the stock record books of the corporation or other legal entities involved and, to the extent required by applicable law, by notation on public registries.

         Section 2.06.  CASH ALLOCATION; CASH MANAGEMENT.

         (a) CASH ALLOCATION ON THE DISTRIBUTION DATE. As of the close of business on the Distribution Date, PEI shall retain, out of the domestic and international cash bank balances and short-term investments of PEI recorded on the books of PEI (the "PEI Cash"), an amount of PEI Cash equal to the PEI Initial Cash Balance, and PriceSmart shall be allocated all other PEI Cash. To the extent practicable, the parties shall use their reasonable best efforts to take all necessary action to cause the cash balances of PEI immediately prior to consummation of the Distribution to equal the PEI Initial Cash Balance. In the event the actual cash balances of PEI as of the Distribution are less than the PEI Initial Cash Balance, the amount of the deficiency shall be recorded in the accounts of PEI and PriceSmart as of the Distribution Date as a payable from PriceSmart to PEI (which payable


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

will be paid as promptly as practicable following the Distribution); and in the event the actual cash balances of PEI as of the Distribution Date exceed the PEI Initial Cash Balance, the amount of such excess shall be recorded in the accounts of PEI and PriceSmart as of the Distribution Date as a payable from PEI to PriceSmart (which payable will be paid as promptly as practicable following the time it is determinable).

         (b) CASH MANAGEMENT AFTER THE DISTRIBUTION DATE. PriceSmart shall establish and maintain a separate cash management system and accounting records with respect to the PriceSmart Business effective as of 12:01 a.m. on the day following the Distribution Date; thereafter, (i) any payments by PEI on behalf of PriceSmart or the PriceSmart Subsidiaries in connection with the PriceSmart Business (including, without limitation, any such payments in respect of Liabilities or other obligations of PriceSmart or the PriceSmart Subsidiaries under the Employee Benefits Allocation Agreement) shall be recorded in the accounts of the PriceSmart Group as a payable from the PriceSmart Group to PEI;
(ii) any payments by PriceSmart or the PriceSmart Subsidiaries on behalf of PEI in connection with the Retained Business (including, without limitation, any such payments in respect to Liabilities or other obligations of PEI under the Employee Benefits Allocation Agreement) shall be recorded in the accounts of PEI as a payable from PEI to the PriceSmart Group; (iii) any cash payments received by PEI relating to the PriceSmart Business or the PriceSmart Assets shall be recorded in the accounts of PEI as a payable from PEI to the PriceSmart Group;
(iv) any cash payments received by PriceSmart or the PriceSmart Subsidiaries relating to the Retained Business or the Retained Assets shall be recorded in the accounts of the PriceSmart Group as a payable from the PriceSmart Group to PEI; (v) PriceSmart and PEI shall make adjustments for late deposits, checks returned for not sufficient funds and other post-Distribution Date transactions as shall be reasonable under the circumstances consistent with the purpose and intent of this Agreement; and (vi) the net balance due to PEI or the PriceSmart Group, as the case may be, in respect of the aggregate amounts of clauses (i), (ii), (iii), (iv) and (v) shall be paid by PriceSmart or PEI, as appropriate, as promptly as practicable. For purposes of this Section 2.06(b), the parties contemplate that the Retained Business and the PriceSmart Business, including but not limited to the administration of accounts payable and accounts receivable, will be conducted in the normal course.

                                     ARTICLE III.

                      ASSUMPTION AND SATISFACTION OF LIABILITIES

         Section 3.01. ASSUMPTION AND SATISFACTION OF LIABILITIES. Except as set forth in the Employee Benefits Allocation Agreement, the Tax Sharing Agreement or the other Related Agreements, effective as of and after the Distribution Date, (a) PriceSmart shall, and/or shall cause the PriceSmart Subsidiaries to, assume, pay, perform and discharge in due course all of the PriceSmart Liabilities and (b) PEI shall pay, perform and discharge in due course all of the Retained Liabilities.

                                     ARTICLE IV.

                                   THE DISTRIBUTION

         Section 4.01.  COOPERATION PRIOR TO THE DISTRIBUTION.

         (a) PEI and PriceSmart shall cooperate in preparing, filing with the Commission and causing to become effective any registration statements or amendments thereof which are appropriate to reflect the establishment of, or amendments to, any employee benefit plans and other plans contemplated by the Employee Benefits Allocation Agreement.

         (b) PEI and PriceSmart shall take all such action as may be necessary or appropriate under the securities or blue sky laws of states or other political subdivisions of the United States in connection with the transactions contemplated by this Agreement and the Related Agreements.

         (c) PEI and PriceSmart shall use all reasonable efforts to obtain any third-party consents or approvals necessary or desirable in connection with the transactions contemplated hereby ("Consents").

         (d) PEI and PriceSmart will use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or desirable under applicable law, to consummate the transactions contemplated under this Agreement and the Related Agreements.

         Section 4.02. PEI BOARD ACTION; CONDITIONS PRECEDENT TO THE DISTRIBUTION. The PEI Board shall, in its discretion, establish any appropriate procedures in connection with the Distribution. In no event shall the Distribution occur unless the following conditions shall have been satisfied:

         (a) the transactions contemplated by Section 2.01 shall have been consummated in all material respects;

         (b) the PriceSmart Board, comprised as contemplated by Section 6.01, shall have been elected, and the PriceSmart Certificate and PriceSmart Bylaws shall have been adopted and shall be in effect;

         (c) PEI and PriceSmart shall have obtained all Consents, the failure of which to obtain would, in the determination of the PEI Board, have a material adverse effect on PEI or PriceSmart;

         (d) the Registration Statement on Form 10 under the Exchange Act filed by PriceSmart shall have been declared effective by the Commission;

         (e) the PriceSmart Common Stock shall have been approved for trading on Nasdaq subject to official notice of issuance; and

         (f)  PEI and PriceSmart shall have entered into the Related
Agreements;

PROVIDED, HOWEVER, that (i) any such condition may be waived by the PEI Board in its sole discretion, and (ii) the satisfaction of such conditions shall not create any obligation on the part of PEI or any other party hereto to effect the Distribution or in any way limit PEI's power of termination set forth in Section 9.07 or alter the consequences of any such termination from those specified in such Section.

         Section 4.03. THE DISTRIBUTION. On the Distribution Date, subject to the conditions and rights of termination set forth in this Agreement, PEI shall deliver to the Agent a share certificate representing all of the then outstanding shares of PriceSmart Common Stock owned by PEI and shall instruct the Agent to distribute, on or as soon as practicable following the Distribution Date, such PriceSmart Common Stock to the Holders. PriceSmart agrees to provide all share certificates that the Agent shall require in order to effect the Distribution.

         Section 4.04. CASH IN LIEU OF FRACTIONAL SHARES. No certificate or scrip representing fractional shares of PriceSmart Common Stock shall be issued as part of the Distribution and in lieu thereof, each holder of PEI Common Stock who would otherwise be entitled to receive a fractional share of PriceSmart Common Stock will receive cash for such fractional share. PEI shall instruct the Agent to determine the number of whole shares and fractional shares of PriceSmart Common Stock allocable to each holder of record of PEI Common Stock as of the Distribution Record Date. PEI shall instruct the Agent to aggregate all such fractional shares into whole shares and sell the whole shares obtained thereby in the open market as soon as practicable following the Distribution Date at then prevailing prices on behalf of Holders who otherwise would be entitled to receive fractional share interests and to distribute to each such Holder such Holder's ratable share of the proceeds of such sale as soon as practicable after the Distribution Date. PEI shall bear the costs of commissions incurred in connection with such sales.

                                      ARTICLE V.

                                   INDEMNIFICATION

         Section 5.01. INDEMNIFICATION BY PEI. Except as otherwise expressly set forth in a Related Agreement, PEI shall indemnify, defend and hold harmless PriceSmart and each of the PriceSmart Subsidiaries, and each of their respective directors, officers, employees, agents and Affiliates and each of the heirs, executors, successors and assigns of any of the foregoing (the "PriceSmart Indemnitees") from and against the Retained Liabilities and any and all losses, Liabilities, damages, including, without limitation, the costs and expenses of any and all Actions, threatened Actions, demands, assessments, judgments, settlements and compromises relating to the Retained Liabilities and attorneys' fees and any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any such Actions or threatened Actions (collectively, "PriceSmart Indemnifiable Losses" and, individually, a "PriceSmart Indemnifiable Loss") of the PriceSmart Indemnitees arising out of or due to the failure or alleged failure of PEI or any of its Affiliates prior to or after the Distribution Date to pay, perform or otherwise discharge in due course any of the Retained Liabilities.

         Section 5.02. INDEMNIFICATION BY PRICESMART. Except as otherwise expressly set forth in a Related Agreement, PriceSmart shall indemnify, defend and hold harmless PEI and each of its directors, officers, employees, agents and Affiliates and each of the heirs, executors, successors and assigns of any of the foregoing (the "PEI Indemnitees") from and against the PriceSmart Liabilities and any and all losses, Liabilities, damages, including, without limitation, the costs and expenses of any and all Actions, threatened Actions, demands, assessments, judgments, settlements and compromises relating to the PriceSmart Liabilities and attorneys' fees and any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any such Actions or threatened Actions (collectively, "PEI Indemnifiable Losses" and, individually, a "PEI Indemnifiable

Loss") of the PEI Indemnitees arising out of or due to the failure or alleged failure of PriceSmart or any of its Affiliates prior to or after the Distribution Date to pay, perform or otherwise discharge in due course any of the PriceSmart Liabilities. The "PriceSmart Indemnifiable Losses" and the "PEI Indemnifiable Losses" are collectively referred to as the "Indemnifiable Losses."

         Section 5.03. INSURANCE PROCEEDS. The amount which any party (an "Indemnifying Party") is or may be required to pay to any other Person (an "Indemnitee") pursuant to Section 5.01 or Section 5.02 shall be reduced (including, without limitation, retroactively) by any Insurance Proceeds or other amounts actually recovered by or on behalf of such Indemnitee in reduction of the related Indemnifiable Loss. If an Indemnitee shall have received the payment required by this Agreement from an Indemnifying Party in respect of an Indemnifiable Loss and shall subsequently actually receive Insurance Proceeds, or other amounts in respect of such Indemnifiable Loss as specified above, then such Indemnitee shall pay to such Indemnifying Party a sum equal to the amount of such Insurance Proceeds or other amounts actually received.

         Section 5.04.  PROCEDURE FOR INDEMNIFICATION.

         (a) Except as may be set forth in a Related Agreement, if an Indemnitee shall receive notice or otherwise learn of the assertion by a Person (including, without limitation, any governmental entity) who is not a party to this Agreement or to any of the Related Agreements of any claim or of the commencement by any such Person of any Action (a "Third-Party Claim") with respect to which an Indemnifying Party may be obligated to provide indemnification pursuant to this Agreement, such Indemnitee shall give such Indemnifying Party written notice thereof promptly after becoming aware of such Third-Party Claim; PROVIDED that the failure of any Indemnitee to give notice as required by this Section 5.04 shall not relieve the Indemnifying Party of its obligations under this Article V, except to the extent that such Indemnifying Party is prejudiced by such failure to give notice. Such notice shall describe the Third-Party Claim in reasonable detail, and shall indicate the amount (estimated if necessary) of the Indemnifiable Loss that has been or may be sustained by such Indemnitee.

         (b) An Indemnifying Party may elect to defend or to seek to settle or compromise, at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel, any Third-Party Claim, provided that the Indemnifying Party must confirm in writing that it agrees that the Indemnitee is entitled to indemnification hereunder in respect of such Third-Party Claim. Within 30 days of the receipt of notice from an Indemnitee in accordance with Section 5.04(a) (or sooner, if the nature of such Third-Party Claim so requires), the Indemnifying Party shall notify the Indemnitee of its election whether to assume responsibility for such Third-Party Claim (provided that if the Indemnifying Party does not so notify the Indemnitee of its election within 30 days after receipt of such notice from the Indemnitee, the Indemnifying Party shall be deemed to have elected not to assume responsibility for such Third-Party Claim), and such Indemnitee shall cooperate in the defense or settlement or compromise of such Third-Party Claim. After notice from an Indemnifying Party to an Indemnitee of its election to assume responsibility for a Third-Party Claim, such Indemnifying Party shall not be liable to such Indemnitee under this
Article V for any legal or other expenses (except expenses approved in advance by the Indemnifying Party) subsequently incurred by such Indemnitee in connection with the defense thereof; PROVIDED that if the defendants in any such claim include both the Indemnifying Party and one or more Indemnitees and in such Indemnitees' reasonable judgment a conflict of interest between such Indemnitees and such Indemnifying Party exists in respect of such claim, such Indemnitees shall have the right to employ separate counsel and in that event the reasonable fees and expenses of such separate counsel (but not more than one separate counsel reasonably satisfactory to the Indemnifying Party) shall be paid by such Indemnifying Party. If an Indemnifying Party elects not to assume responsibility for a Third-Party Claim (which election may be made only in the event of a good faith dispute that a claim was inappropriately tendered under Section 5.01 or 5.02, as the case may be) such Indemnitee may defend or (subject to the following sentence) seek to compromise or settle such Third-Party Claim. Notwithstanding the foregoing, an Indemnitee may not settle or compromise any claim without prior written notice to the Indemnifying Party, which shall have the option within ten days following the receipt of such notice (i) to disapprove the settlement and assume all past and future responsibility for the claim, including reimbursing the Indemnitee for prior expenditures in connection with the claim, or (ii) to disapprove the settlement and continue to refrain from participation in the defense of the claim, in which event the Indemnifying Party shall have no further right to contest the amount or reasonableness of the settlement if the Indemnitee elects to proceed therewith, or (iii) to approve the amount of the settlement, reserving the Indemnifying Party's right to contest the Indemnitee's right to indemnity, or (iv) to approve and agree to pay the settlement. In the event the Indemnifying Party makes no response to such written notice from the Indemnitee, the Indemnifying Party shall be deemed to have elected option (ii).

         (c) If an Indemnifying Party chooses to defend or to seek to compromise any Third-Party Claim, the Indemnitee shall make available to such Indemnifying Party any personnel and any books, records or other documents within its control or which it otherwise has the ability to make available that are necessary or appropriate for such defense.

         (d) Notwithstanding anything else in this Section 5.04 to the contrary, an Indemnifying Party shall not settle or compromise any Third-Party Claim unless such settlement or compromise contemplates as an unconditional term thereof the giving by such claimant or plaintiff to the Indemnitee of a written release from all liability in respect of such Third-Party Claim (and provided further that such settlement may not provide for any non-monetary relief by Indemnitee without the written consent of Indemnitee). In the event the Indemnitee shall notify the Indemnifying Party in writing that such Indemnitee declines to accept any such settlement or compromise, such

Indemnitee may continue to contest such Third-Party Claim, free of any participation by such Indemnifying Party, at such Indemnitee's sole expense. In such event, the obligation of such Indemnifying Party to such Indemnitee with respect to such Third-Party Claim shall be equal to (i) the costs and expenses of such Indemnitee prior to the date such Indemnifying Party notifies such Indemnitee of the offer to settle or compromise (to the extent such costs and expenses are otherwise indemnifiable hereunder) PLUS (ii) the lesser of (A) the amount of any offer of settlement or compromise which such Indemnitee declined to accept and (B) the actual out-of-pocket amount such Indemnitee is obligated to pay subsequent to such date as a result of such Indemnitee's continuing to pursue such Third-Party Claim.

         (e) Any claim on account of an Indemnifiable Loss which does not result from a Third-Party Claim shall be asserted by written notice given by the Indemnitee to the applicable Indemnifying Party. Such Indemnifying Party shall have a period of 15 days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such 15-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment. If such Indemnifying Party does not respond within such 15-day period or rejects such claim in whole or in part, such Indemnitee shall be free to pursue such remedies as may be available to such party under applicable law or under this Agreement.

         (f) In addition to any adjustments required pursuant to Section 5.03, if the amount of any Indemnifiable Loss shall, at any time subsequent to the payment required by this Agreement, be reduced by recovery, settlement or otherwise, the amount of such reduction, less any expenses incurred in connection therewith, shall promptly be repaid by the Indemnitee to the Indemnifying Party.

         (g) In the event of payment by an Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right or claim.

         (h) Notwithstanding anything else in this Section 5.04 to the contrary, with respect to any Action pending at the time of the Distribution (a "Pending Action") with respect to which an Indemnifying Party may be obligated to provide indemnification pursuant to this Agreement, PEI or PriceSmart shall, at the request of the other party, cause the Retained Employee(s) or PriceSmart Employee(s), as the case may be, who were handling the defense, compromise or settlement of such Pending Action prior to the Distribution to continue to handle such defense, compromise or settlement following the Distribution (subject to the last two sentences of subsection (b) above). If such employees are employed by the Indemnitee, the Indemnitee shall keep the Indemnifying Party reasonably informed of the progress of, and the Indemnifying Party shall cooperate in, such defense, compromise or settlement.

         Section 5.05.  REMEDIES CUMULATIVE.  The remedies provided in this
Article V shall be cumulative and shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

         Section 5.06. SURVIVAL OF INDEMNITIES. The obligations of each of PriceSmart and PEI under this Article V shall survive the sale or other transfer by it of any assets or businesses or the assignment by it of any Liabilities with respect to any Indemnifiable Loss of the other related to such assets, businesses or Liabilities.

                                     ARTICLE VI.

                              CERTAIN ADDITIONAL MATTERS

         Section 6.01. PRICESMART BOARD. PriceSmart and PEI shall take all actions which may be required to constitute, effective as of the Distribution Date, the board of directors of PriceSmart with the persons listed on Schedule 1.01(h).

         Section 6.02.  EMPLOYEE MATTERS.

         (a) On the Distribution Date, except to the extent retained or assumed by PEI under this Agreement, the Employee Benefits Allocation Agreement or any other agreement relating to the Distribution, PriceSmart shall retain or assume, as the case may be, responsibility as employer for the PriceSmart Employees. On the Distribution Date, except to the extent retained or assumed by PriceSmart under this Agreement, the Employee Benefits Allocation Agreement or any other agreement relating to the Distribution, PEI shall retain or assume, as the case may be, responsibility as employer for the Retained Employees.

         (b) PriceSmart shall cause all of the PriceSmart Employees to resign, effective as of the Distribution Date, from all positions as officers or employees of PEI in which they serve. PEI shall cause all of the Retained Employees to resign, effective as of the Distribution Date, from all positions as officers or employees of PriceSmart or any of its Subsidiaries in which they serve.

         Section 6.03. CERTIFICATE AND BYLAWS. On or prior to the Distribution Date, PriceSmart shall adopt the PriceSmart Certificate and the PriceSmart Bylaws, and shall file the PriceSmart Certificate with the Secretary of State of the State of Delaware.

                                     ARTICLE VII.

                          ACCESS TO INFORMATION AND SERVICES

         Section 7.01.  PROVISION OF CORPORATE RECORDS.

         (a) Except as may otherwise be provided in a Related Agreement, PEI shall arrange as soon as practicable following the Distribution Date, to the extent not previously delivered in connection with the transactions contemplated in Article II, for the transportation (at PriceSmart's cost) to PriceSmart of the PriceSmart Books and Records in its possession, except to the extent such items are already in the possession of PriceSmart or a PriceSmart Subsidiary. The PriceSmart Books and Records shall be the property of PriceSmart, but shall be available to PEI for review and duplication until PEI shall notify PriceSmart in writing that such records are no longer of use to PEI.

         (b) Except as otherwise provided in a Related Agreement, PriceSmart shall arrange as soon as practicable following the Distribution Date, to the extent not previously delivered in connection with the transactions contemplated in Article II, for the transportation (at PEI's cost) to PEI of the PEI Books and Records in its possession, except to the extent such items are already in the possession of PEI. The PEI Books and Records shall be the property of PEI, but shall be available to PriceSmart for review and duplication until PriceSmart shall notify PEI in writing that such records are no longer of use to PriceSmart.

         Section 7.02. ACCESS TO INFORMATION. Except as otherwise provided in a Related Agreement, from and after the Distribution Date, PEI shall afford to PriceSmart and its authorized accountants, counsel and other designated representatives reasonable access (including using reasonable efforts to give access to persons or firms possessing information) and duplicating rights during normal business hours to all records, books, contracts, instruments, computer data and other data and information relating to pre-Distribution operations (collectively, "Information") within PEI's possession insofar as such access is reasonably required by PriceSmart for the conduct of its business, subject to appropriate restrictions for classified or Privileged Information. Similarly, except as otherwise provided in a Related Agreement, PriceSmart shall afford to PEI and its authorized accountants, counsel and other designated representatives reasonable access (including using reasonable efforts to give access to persons or firms possessing information) and duplicating rights during normal business hours to Information within PriceSmart's possession, insofar as such access is reasonably required by PEI for the conduct of its business, subject to appropriate restrictions for classified or Privileged Information. Information may be requested under this
Article VII for the legitimate business purposes of either party, including, without limitation, audit, accounting, claims (including claims for indemnification hereunder), litigation and tax purposes, as well as for purposes of fulfilling disclosure and reporting obligations and for performing this Agreement and the transactions contemplated hereby.

         Section 7.03. PRODUCTION OF WITNESSES. At all times from and after the Distribution Date, each of PriceSmart and PEI shall use reasonable efforts to make available to the other, upon written request, its and its Subsidiaries' officers, directors, employees and agents as witnesses to the extent that such persons may reasonably be required in connection with any Action.

         Section 7.04. REIMBURSEMENT. Except to the extent otherwise contemplated in any Related Agreement, a party providing Information or witness services to the other party under this Article VII shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments of such amounts, relating to supplies, disbursements and other out-of-pocket expenses (at cost) and direct and indirect expenses of employees who are witnesses or otherwise furnish assistance (at cost), as may be reasonably incurred in providing such Information or witness services.

         Section 7.05. RETENTION OF RECORDS. Except as otherwise required by law or agreed to in a Related Agreement or otherwise in writing, each of PEI and PriceSmart may destroy or otherwise dispose of any of the Information, which is material Information and is not contained in other Information retained by PEI or PriceSmart, as the case may be, at any time after the tenth anniversary of this Agreement, provided that, prior to such destruction or disposal, (a) it shall provide no less than 90 or more than 120 days prior written notice to the other, specifying in reasonable detail the Information proposed to be destroyed or disposed of and (b) if a recipient of such notice shall request in writing prior to the scheduled date for such destruction or disposal that any of the Information proposed to be destroyed or disposed of be delivered to such requesting party, the party proposing the destruction or disposal shall promptly arrange for the delivery of such of the Information as was requested at the expense of the party requesting such Information.

         Section 7.06. CONFIDENTIALITY. Each of PEI on the one hand, and PriceSmart and its Subsidiaries on the other hand, shall hold, and shall cause its consultants and advisors to hold, in strict confidence, all Information concerning the other in its possession or furnished by the other or the other's representatives pursuant to this Agreement (except to the extent that such Information has been (i) in the public domain through no fault of such party or
(ii) later lawfully acquired from other sources by such party), and each party shall not release or disclose such Information to any other person, except its auditors, attorneys, financial advisors, rating agencies, bankers and other consultants and advisors, unless compelled to disclose by judicial or administrative process or, as reasonably advised by its counsel or by other requirements of law, or unless such Information is reasonably required to be disclosed in connection with (x) any litigation with any third-parties or litigation between PEI and the PriceSmart Group, (y) any contractual agreement to which PEI or the PriceSmart Group are currently parties, or (z) in exercise of either party's rights hereunder.

         Section 7.07. PRIVILEGED MATTERS. PEI and PriceSmart recognize that legal and other professional services that have been and will be provided prior to the Distribution Date have been and will be rendered for the benefit of both PEI and the PriceSmart Group and that both PEI and the

PriceSmart Group should be deemed to be the client for the purposes of asserting all Privileges. To allocate the interests of each party in the Privileged Information, the parties agree as follows:

         (a) PEI shall be entitled, in perpetuity, to control the assertion or waiver of all Privileges in connection with Privileged Information which relates solely to the Retained Business, whether or not the Privileged Information is in the possession of or under the control of PEI or PriceSmart. PEI shall also be entitled, in perpetuity, to control the assertion or waiver of all Privileges in connection with Privileged Information that relates solely to the subject matter of any claims constituting Retained Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated against or by PEI, whether or not the Privileged Information is in the possession of or under the control of PEI or PriceSmart.

         (b) PriceSmart shall be entitled, in perpetuity, to control the assertion or waiver of all Privileges in connection with Privileged Information which relates solely to the PriceSmart Business, whether or not the Privileged Information is in the possession of or under the control of PEI or PriceSmart. PriceSmart shall also be entitled, in perpetuity, to control the assertion or waiver of all Privileges in connection with Privileged Information which relates solely to the subject matter of any claims constituting PriceSmart Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated against or by PriceSmart, whether or not the Privileged Information is in the possession of PriceSmart or under the control of PEI or PriceSmart.

         (c) PEI and PriceSmart agree that they shall have a shared Privilege, with equal right to assert or waive, subject to the restrictions in this Section 7.07, with respect to all Privileges not allocated pursuant to the terms of Sections 7.07(a) and (b). All Privileges relating to any claims, proceedings, litigation, disputes or other matters which involve both PEI and PriceSmart in respect of which PEI and PriceSmart retain any responsibility or liability under this Agreement shall be subject to a shared Privilege.

         (d) No party may waive any Privilege which could be asserted under any applicable law, and in which the other party has a shared Privilege, without the consent of the other party, except to the extent reasonably required in connection with any litigation with third-parties or as provided in subsection
(e) below. Consent shall be in writing, or shall be deemed to be granted unless written objection is made within 20 days after notice upon the other party requesting such consent.

         (e) In the event of any litigation or dispute between PEI and a member of the PriceSmart Group, either party may waive a Privilege in which the other party has a shared Privilege, without obtaining the consent of the other party, provided that such waiver of a shared Privilege shall be effective only as to the use of Information with respect to the litigation or dispute between PEI and the PriceSmart Group, and shall not operate as a waiver of the shared Privilege with respect to third-parties.

         (f) If a dispute arises between the parties regarding whether a Privilege should be waived to protect or advance the interest of either party, each party agrees that it shall negotiate in good faith, shall endeavor to minimize any prejudice to the rights of the other party, and shall not unreasonably withhold consent to any request for waiver by the other party. Each party specifically agrees that it will not withhold consent to waiver for any purpose except to protect its own legitimate interests.

         (g) Upon receipt by any party of any subpoena, discovery or other request which arguably calls for the production or disclosure of Information subject to a shared Privilege or as to which the other party has the sole right hereunder to assert a Privilege, or if any party obtains knowledge that any of its current or former directors, officers, agents or employees have received any subpoena, discovery or other requests which arguably calls for the production or disclosure of such Privileged Information, such party shall promptly notify the other party of the existence of the request and shall provide the other party a reasonable opportunity to review the Information and to assert any rights it may have under this Section 7.07 or otherwise to prevent the production or disclosure of such Privileged Information.

         (h)  The transfer of the PriceSmart Books and Records and the PEI
Books and Records and other Information between PEI and the PriceSmart Group is made in reliance on the agreement of PEI and PriceSmart, as set forth in Sections 7.06 and 7.07, to maintain the confidentiality of Privileged Information and to assert and maintain all applicable Privileges. The access to information being granted pursuant to Sections 7.01 and 7.02, the agreement to provide witnesses and individuals pursuant to Section 7.03 and the transfer of Privileged Information between PEI and the PriceSmart Group pursuant to this Agreement shall not be deemed a waiver of any Privilege that has been or may be asserted under this Agreement or otherwise.

                                    ARTICLE VIII.

                                      INSURANCE

         Section 8.01. POLICIES AND RIGHTS INCLUDED WITHIN THE PRICESMART ASSETS. Without limiting the generality of the definition of the PriceSmart Assets set forth in Section 2.01 or the effect of Section 2.01, the PriceSmart Assets shall include (a) any and all rights of an insured party under each of the Shared Policies, specifically including rights of indemnity and the right to be defended by or at the expense of the insurer, with respect to all injuries, losses, liabilities, damages and expenses incurred or claimed to have been incurred on or prior to the Distribution Date by any party in or in connection with the conduct of the PriceSmart Business or, to the extent any claim is made against PriceSmart or any of its Subsidiaries, the Retained Business, and which injuries, losses, liabilities, damages and expenses may arise out of insured or insurable occurrences or events under one or more of the Shared Policies; PROVIDED, HOWEVER, that nothing in this Section 8.01 shall be deemed to


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

constitute (or to reflect) the assignment of the Shared Policies, or any of them, to PriceSmart, and (b) the PriceSmart Policies.

         Section 8.02. POST-DISTRIBUTION DATE CLAIMS. If, subsequent to the Distribution Date, any person, corporation, firm or entity shall assert a claim against PriceSmart or any PriceSmart Subsidiary with respect to any injury, loss, liability, damage or expense incurred or claimed to have been incurred on or prior to the Distribution Date in or in connection with the Distribution or the conduct of the PriceSmart Business or, to the extent any claim is made against PriceSmart or any of its Subsidiaries, the Retained Business, and which injury, loss, liability, damage or expense may arise out of insured or insurable occurrences or events under one or more of the Shared Policies, PEI shall at the time such claim is asserted be deemed to assign, without need of further documentation, to PriceSmart any and all rights of an insured party under the applicable Shared Policy with respect to such asserted claim, specifically including rights of indemnity and the right to be defended by or at the expense of the insurer; PROVIDED, HOWEVER, that nothing in this Section 8.02 shall be deemed to constitute (or to reflect) the assignment of the Shared Policies, or any of them, to PriceSmart.

         Section 8.03.  ADMINISTRATION AND RESERVES.

         (a) Notwithstanding the provisions of Article III, but subject to any contrary provisions of any Related Agreement, from and after the Distribution
Date:

              (i) PriceSmart shall be entitled to any reserves established by PEI, or the benefit of reserves held by any insurance carrier, with respect to the PriceSmart Liabilities; and

              (ii) PEI shall be entitled to any reserves established by PEI, or the benefit of reserves held by any insurance carrier, with respect to the Retained Liabilities.

         (b) INSURANCE PREMIUMS. PriceSmart shall have the right but not the obligation to pay the premiums, to the extent that PEI does not pay premiums with respect to Retained Liabilities


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

(retrospectively-rated or otherwise), with respect to Shared Policies and the PriceSmart Policies, as required under the terms and conditions of the respective Policies, whereupon PEI shall forthwith reimburse PriceSmart for that portion of such premiums paid by PriceSmart as are attributable to the Retained Liabilities. PEI shall provide continued coverage under its director and officer liability insurance policy for a period of not less than three years, with a policy limit of not less than Twenty Million Dollars ($20,000,000), for acts which took place or were alleged to have taken place prior to the Distribution Date covering persons who were directors and officers of PEI prior to the Distribution Date. Fifty percent of the additional premiums, if any, for such coverage shall be reimbursed by PriceSmart within 15 days of the Distribution Date.

         (c) ALLOCATION OF INSURANCE PROCEEDS. Insurance Proceeds received with respect to claims, costs and expenses under the Policies shall be paid to PriceSmart with respect to the PriceSmart Liabilities and to PEI with respect to the Retained Liabilities. Payment of the allocable portions of indemnity costs of Insurance Proceeds resulting from the liability policies will be made to the appropriate party upon receipt from the insurance carrier. In the event that the aggregate limits on any Shared Policies are exceeded, the parties agree to provide an equitable allocation of Insurance Proceeds received after the Distribution Date based upon their respective bona fide claims. The parties agree to use their best efforts to cooperate with respect to insurance matters.

         Section 8.04.  AGREEMENT FOR WAIVER OF CONFLICT AND SHARED DEFENSE.
In the event that Insured Claims of both PriceSmart and PEI exist relating to the same occurrence, PriceSmart and PEI agree to jointly defend and to waive any conflict of interest necessary to the conduct of that joint defense. Nothing in this Section 8.04 shall be construed to limit or otherwise alter in any way the indemnity obligations of the parties to this Agreement, including those created by this Agreement, by operation of law or otherwise.


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

                                     ARTICLE IX.

                                    MISCELLANEOUS

         Section 9.01. COMPLETE AGREEMENT; CONSTRUCTION. This Agreement, including the Schedules and Exhibits and the Related Agreements and other agreements and documents referred to herein, shall constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter. Notwithstanding any other provisions in this Agreement to the contrary, in the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of the Related Agreements, the Related Agreements shall control.

         Section 9.02. EXPENSES. Except as otherwise set forth in this Agreement or any Related Agreement, all costs and expenses in connection with the preparation, execution, delivery and implementation of this Agreement, the Distribution and with the consummation of the transactions contemplated by this Agreement shall be charged to PriceSmart.

         Section 9.03. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the principles of conflicts of laws thereof.

         Section 9.04. NOTICES. All notices and other communications hereunder shall be in writing and shall be delivered by hand or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice) and shall be deemed given on the date on which such notice is received:

         To PriceSmart:

              PriceSmart, Inc.
              4649 Morena Boulevard
              San Diego, California  92117
              Attention:  Robert Price


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

         To PEI:

              Price Enterprises, Inc.
              4649 Morena Boulevard
              San Diego, California  92117
              Attention:  Jack McGrory

         Section 9.05. AMENDMENTS. This Agreement may not be modified or amended except by an agreement in writing signed by the parties.

         Section 9.06. SUCCESSORS AND ASSIGNS. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. The parties acknowledge and agree that any party into which PEI or PriceSmart merges or which acquires all or substantially all of PEI's or PriceSmart's assets in a sale transaction would constitute a permitted assign for purposes of this Section 9.06.

         Section 9.07. TERMINATION. This Agreement may be terminated and the Distribution abandoned at any time prior to the Distribution Date by and in the sole discretion of the PEI Board without the approval of PriceSmart or of PEI's stockholders. In the event of such termination, no party shall have any liability to any other party pursuant to this Agreement.

         Section 9.08. SUBSIDIARIES. Each of the parties hereto shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such party which is contemplated to be a Subsidiary of such party on and after the Distribution Date.

         Section 9.09. NO THIRD-PARTY BENEFICIARIES. Except for the provisions of Article V relating to Indemnities, this Agreement is solely for the benefit of the parties hereto and their respective Subsidiaries and Affiliates and should not be deemed to confer upon third-parties any remedy, claim, Liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

         Section 9.10. TITLES AND HEADINGS. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

         Section 9.11. EXHIBITS AND SCHEDULES. The Exhibits and Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

         Section 9.12. LEGAL ENFORCEABILITY. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without prejudice to any rights or remedies otherwise available to any party hereto, each party hereto acknowledges that damages would be an inadequate remedy for any breach of the provisions of this Agreement and agrees that the obligations of the parties hereunder shall be specifically enforceable.

         Section 9.13.  ARBITRATION OF DISPUTES.

         (a) Any controversy or claim arising out of this Agreement, or any breach of this Agreement, including any controversy relating to a determination of whether specific assets constitute PriceSmart Assets or Retained Assets or whether specific Liabilities constitute PriceSmart Liabilities or Retained Liabilities, shall be settled by arbitration in accordance with the Rules of the American Arbitration Association then in effect, as modified by this Section
9.13 or by the further agreement of the parties.

         (b)  Such arbitration shall be conducted in San Diego, California.

         (c) Any judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitrators shall have the authority to award to the


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

prevailing party its attorneys' fees and costs incurred in such arbitration. The arbitrators shall not, under any circumstances, have any authority to award punitive, exemplary or similar damages, and may not, in any event, make any ruling, finding or award that does not conform to the terms and conditions of this Agreement.

         (d) Nothing contained in this Section 9.13 shall limit or restrict in any way the right or power of a party at any time to seek injunctive relief in any court and to litigate the issues relevant to such request for injunctive relief before such court (i) to restrain the other party from breaching this Agreement or (ii) for specific enforcement of this Section 9.13. The parties agree that any legal remedy available to a party with respect to a breach of this Section 9.13 will not be adequate and that, in addition to all other legal remedies, each party is entitled to an order specifically enforcing this Section 9.13.

         (e) The parties hereby consent to the jurisdiction of the federal courts located in San Diego, California for all purposes under this Agreement.

         (f) Neither party nor the arbitrators may disclose the existence or results of any arbitration under this Agreement or any evidence presented during the course of the arbitration without the prior written consent of both parties, except as required to fulfill applicable disclosure and reporting obligations, or as otherwise required by law.

         (g) Except as provided in Section 9.13(c), each party shall bear its own costs incurred in the arbitration. If either party refuses to submit to arbitration any dispute required to be submitted to arbitration pursuant to this
Section 9.13, and instead commences any other proceeding, including, without limitation, litigation, then the party who seeks enforcement of the obligation to arbitrate shall be entitled to its attorneys' fees and costs incurred in any such proceeding.


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

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

                                       PRICE ENTERPRISES, INC.


                                       By:/s/ ROBERT E. PRICE
                                              ------------------------------
                                       Name:  Robert E. Price
                                              ------------------------------
                                       Title: Chairman, President and CEO
                                              ------------------------------





                                       PRICESMART, INC.



                                       By:/s/ ROBERT E. PRICE
                                              -------------------------------
                                       Name:  Robert E. Price
                                              -------------------------------
                                       Title: Chairman, President and CEO
                                              -------------------------------


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